                                                               Filed Pursuant to
                                                        Rule 424 (b) (3) and (c)
                                                              File No. 333-56068

                            ASYST TECHNOLOGIES, INC.

                                1,436,783 SHARES

                                  COMMON STOCK

                    -----------------------------------------

     This prospectus supplement should be read in conjunction with the prospectus dated March 5, 2001, which is to be delivered with this prospectus supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                    -----------------------------------------

     The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                    -----------------------------------------

     The table and related notes appearing in the prospectus under the heading "Selling Shareholders" is superseded by the following table and related notes:


                                              Shares Beneficially Owned Prior to Offering

                                                    Number of
       Selling Shareholder                            Shares
                                                   Beneficially           Shares being   Shares Owned after the
                                                      Owned                  Offered            Offering
                                                  -------------          -------------   ----------------------
Norio Sugano                                         293,784                293,784                0
Kristen L. Roberson (G.                               18,439                 18,439                0
Roberson, Custd.)
Jeff S. Roberson                                      12,293                 12,293                0
Glenn A. Roberson III                                 13,862                 13,828               34
Joseph Reyes                                              75                     75                0
Mary Anne Hughes                                      36,110                 36,110                0
Glenn A. Roberson, Jr.*                              725,317                725,317                0
Patrice Kuerschner                                     6,529                  6,529                0
Edward Erikson                                         1,151                  1,151                0
Alvin Larios                                             613                    613                0
Robert B. Eglinton                                     2,861                  2,861                0
Eglinton Family Trust, Robert B.                       6,358                  6,358                0
Eglinton and Frieda B. Eglinton, Trustees
Carl Picha                                               306                    306                0
Eugene Litton                                          1,535                  1,535                0
Gerry Reynolds                                         6,146                  6,146                0
Kenneth Altmann                                          306                    306                0
Linda Pope                                               306                    306                0
Paul Domato                                            4,609                  4,609                0
Robert Moore                                             613                    613                0
Rosie Monetti                                            613                    613                0
Cocchi Family Trust, Jack L. Cocchi and                4,609                  4,609                0
Carol L. Cocchi, Trustees
Kenneth Garcia                                         2,227                  2,227                0
William Cockerill                                      1,728                  1,728                0
Brent Anderson                                           767                    767                0
Peter Lembesis                                         1,535                  1,535                0
Teresa Rubio                                             152                    152                0
Reza Sadaghiani                                          191                    191                0
Lex L. Nakashima                                      76,834                 76,834                0
Jann Marie Nakashima                                  76,834                 76,834                0
Mona J. Nakashima                                     76,834                 76,834                0
S. Stephen Nakashima                                  63,280                 63,280                0
                                                                   Total: 1,436,783

*Glenn A. Roberson, Jr. entered into an employment relationship with Asyst following the acquisition by way of merger of Semifab by Asyst.



           The date of this prospectus supplement is January 31, 2002.

                                       1.